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                                  EXHIBIT 24.2











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                             NEOZYME II CORPORATION



                            Certificate of Secretary


         I Peter Wirth, being the duly elected and acting Secretary of Neozyme II Corporation (the "Company"), a company incorporated in the Territory of the British Virgin Islands, hereby certify that the following is a true, correct and complete copy of a resolution duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors convened and held on January 19, 1996, at which meeting a quorum for the transaction of business was present and acting throughout; and that said resolution has not been amended or rescinded and is now in full force and effect.

VOTED: That Paul Edwards is hereby authorized to sign all periodic and other reports or documents required to be filed by the Company with the Securities and Exchange Commission or the NASDAQ Stock Market through or by Henri A. Termeer, David J. McLachlan, Mark A. Hofer, Evan M. Lebson or Peter Wirth, as attorney-in-fact, pursuant to a power of attorney reflecting such authorization.

         WITNESS my signature and the seal of the Company affixed this 14th day of May, 1996.



[CORPORATE SEAL]                                     /s/ Peter Wirth
                                                     ----------------------
                                                     Peter Wirth, Secretary









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